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Exhibit 23.1

The Immune Response Corporation
5931 Darwin Court
Carlsbad, California 92008

We hereby consent to the use in the Prospectus constituting a part of in this Registration Statement filed under Form S-1 of our report dated December 12, 2002, which contains an explanatory paragraph related to the Company's ability to continue as a going concern, relating to the consolidated financial statements of The Immune Response Corporation for the year ended December 31, 2001, which is contained in this Registration Statement.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO Seidman, LLP
Costa Mesa, California

February 14, 2003

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  Exhibit 23.1